Exhibit 23.1

HORWATH ORENSTEIN LLP

Chartered Accountants

595 Bay Street, Suite 300

Toronto, Canada

M5G 2C2

(416) 596 1711

(416) 596 7894 Fax

www.horwathorenstein.com

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference and use of our report dated August 22, 2003, except for Note 21 (b), which is as of September 11, 2003 (which report is included in item 7 of The Annual Report on Form 10-KSB of Yak Communications Inc. and Subsidiaries, for the year ended June 30, 2003) in Yak Communication Inc.’s Form S-3 pertaining to the registration of common stock.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Horwath Orenstein LLP

Horwath Orenstein LLP

Chartered Accountants

Toronto, Ontario

March 31, 2004